Exhibit 99.1
EPR PROPERTIES REPORTS FIRST QUARTER RESULTS
Company Reports Record Quarterly Revenue and
Announces Acquisition of $118 Million Theatre Portfolio

Kansas City, MO, April 29, 2014 -- EPR Properties (NYSE:EPR) today announced operating results for the first quarter ended March 31, 2014.

•	Total revenue was $89.9 million for the first quarter of 2014, representing an 8% increase from $83.0 million for the same quarter in 2013.

•
Net income available to common shareholders was $37.6 million, or $0.71 per diluted common share, for the first quarter of 2014 compared to $35.3 million, or $0.75 per diluted common share, for the same quarter in 2013.

•
Funds From Operations (FFO) for the first quarter of 2014 was $52.7 million, or $1.00 per diluted common share, compared to $48.3 million, or $1.03 per diluted common share, for the same quarter in 2013.

•	FFO as adjusted for the first quarter of 2014 was $49.6 million, or $0.94 per diluted common share, compared to $44.1 million, or $0.94 per diluted common share, for the same quarter in 2013.

David Brain, President and CEO, commented, “I am pleased to announce another quarter of growing revenues driven by our ever-expanding portfolio of specialty real estate, including the $118 million acquisition of an 11 theatre portfolio subsequent to quarter-end. We have ample capacity to fund our growing pipeline of investments with our newly expanded and fully available credit facility, and remain on track for another year of strong growth with investments in each of our primary segments.”

A reconciliation of FFO to FFO as adjusted follows (unaudited, dollars in thousands, except per share amounts):

	Three Months Ended March 31,
	2014		2013
	Amount	FFO/share	Amount	FFO/share

FFO	$52,684	$1.00	$48,314	$1.03
Transaction costs (benefit)	(3,180)	(0.06)	318	0.01
Gain on early extinguishment of debt	—	—	(4,539)	(0.10)
Gain on sale of land	(330)	(0.01)	—	—
Deferred income tax expense	407	0.01	—	—
FFO as adjusted	$49,581	$0.94	$44,093	$0.94

Dividends declared per common share		$0.86		$0.79
FFO as adjusted payout ratio		91%		84%

Portfolio Update

The Company's investment portfolio consisted of the following at March 31, 2014:

•
The Entertainment segment included investments in 113 megaplex theatre properties, nine entertainment retail centers (which include eight additional megaplex theatre properties) and six family entertainment centers. The Company’s portfolio of owned entertainment properties consisted of 11.1 million square feet and was 99% leased, including megaplex theaters that were 100% leased.

•
The Education segment included investments in 56 public charter school properties and two early education centers. The Company’s portfolio of owned education properties consisted of 2.9 million square feet and was 100% leased.

•	The Recreation segment included investments in 14 metropolitan ski areas, four waterparks and five golf entertainment complexes. The Company’s portfolio of owned recreation properties was 100% leased.

•	The Other segment consisted primarily of the land held for development in Sullivan County, New York.

The combined owned portfolio consisted of 14.6 million square feet and was 99% leased. As of March 31, 2014, the Company also had invested approximately $138.6 million in property under development.

Investment Update

The Company's investment spending during the three months ended March 31, 2014 totaled $68.5 million, and included investments in each of its four operating segments:

•
Entertainment investment spending totaled $10.3 million, and was related primarily to investments in build-to-suit construction of four megaplex theatres, redevelopment of two existing megaplex theatres and two family entertainment centers that are subject to long-term triple net leases or long-term mortgage agreements.

•
Education investment spending totaled $36.3 million, and was related to investments in build-to-suit construction of 14 public charter schools, three private schools and six early childhood education centers, as well as the acquisition of one early childhood education center located in Mesa, Arizona, each of which is subject to a long-term triple net lease or long-term mortgage agreement.

•
Recreation investment spending totaled $20.7 million, and was related to build-to-suit construction of nine TopGolf golf entertainment facilities, as well as funding improvements at the Company's ski property located in Maryland.

•	Other investment spending totaled $1.2 million, and was related to the land held for development in Sullivan County, New York.

Subsequent Events

Theatre portfolio acquisition
In addition, on April 21, 2014, the Company acquired 11 theatre properties for a total purchase price of approximately $117.7 million including the assumption of a mortgage loan of $90.3 million, which will be booked at fair value. The properties are located in Georgia, Illinois, Indiana, Kentucky, Missouri, Pennsylvania and Tennessee and contain an aggregate of approximately 139 screens. The theatre properties are leased on a triple net basis under a master lease agreement to a subsidiary of Regal Cinemas, Inc. with a remaining initial lease term of approximately 13 years.

Sale of four public charter schools
On April 2, 2014, the Company completed the sale of four public charter school properties located in Florida and leased to affiliates of Imagine Schools, Inc. for net proceeds of $46.1 million. Accordingly, the Company reduced its investment in a direct financing lease, net, by $45.9 million which included $41.5 million in original acquisition cost. A gain of $0.2 million will be recognized during the three months ended June 30, 2014. This transaction, along with the above announced investments, demonstrates the Company’s ongoing strategy to diversify its public charter school tenant base.

Other Gains

During the quarter, the Company reversed a liability that had been recorded in connection with the acquisition of Toronto Dundas Square in 2010 as the related payment was no longer expected to occur. This liability, totaling $3.4 million, was reversed to transaction (costs) benefit where it was originally recorded.

Additionally, during the quarter, the Company sold a parcel of land adjacent to one of its public charter school developments in Queen Creek, Arizona for net proceeds of $915 thousand and recognized a gain of $330 thousand.

Both of the above gains have been excluded from FFO as adjusted.

Balance Sheet Update

The Company's balance sheet remains strong with a debt to gross assets ratio (defined as total debt to total assets plus accumulated depreciation) of 39% at March 31, 2014.

On March 26, 2014, the Company increased the size of its unsecured revolving credit facility from $475.0 million to $535.0 million and increased the size of its unsecured term loan facility from $265.0 million to $275.0 million, both pursuant to accordion features in the underlying loan agreements. As of March 31, 2014, the Company had $20.4 million of unrestricted cash on hand and no debt outstanding under its unsecured revolving credit facility.

During the three months ended March 31, 2014, the Company issued 1,563,709 million common shares under the direct share purchase component of its Dividend Reinvestment and Direct Share Purchase Plan for total net proceeds after expenses of $79.5 million.

Dividend Information

The Company declared regular monthly cash dividends during the first quarter of 2014 totaling $0.855 per common share. This dividend represents an annualized dividend of $3.42, an 8.2% increase over the prior year.

The Company also declared first quarter cash dividends of $0.359375 per share on its 5.75% Series C cumulative convertible preferred shares, $0.5625 per share on its 9.00% Series E cumulative convertible preferred shares and $0.4140625 per share on its 6.625% Series F cumulative redeemable preferred shares.

Guidance

The Company is confirming its 2014 investment spending guidance in a range of $500 million to $550 million and revising its 2014 guidance for FFO as adjusted per diluted share from a range of $4.12 to $4.22 to a range of $4.00 to $4.10, primarily due to the sale of the public charter schools in April 2014 and the additional common share issuance in the first quarter.

Quarterly Supplemental

The Company's supplemental information package for the first quarter ended March 31, 2014 is available on the Company's website at http://eprkc.com/earnings-releases-supplemental.

EPR Properties
Consolidated Statements of Income
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2014	2013
Rental revenue	$66,431	$60,388
Tenant reimbursements	4,588	4,744
Other income	174	24
Mortgage and other financing income	18,664	17,795
Total revenue	89,857	82,951
Property operating expense	6,449	7,035
Other expense	98	149
General and administrative expense	7,462	6,652
Gain on early extinguishment of debt	—	(4,539)
Interest expense, net	19,899	19,989
Transaction costs	196	318
Depreciation and amortization	15,327	12,822
Income before equity in income from joint ventures and other items	40,426	40,525
Equity in income from joint ventures	311	351
Gain on sale of land	330	—
Income before income taxes	41,067	40,876
Income tax expense	925	—
Income from continuing operations	$40,142	$40,876
Discontinued operations:
Income (loss) from discontinued operations	15	(235)
Transaction (costs) benefit	3,376	—
Gain on sale of real estate	—	565
Net income attributable to EPR Properties	43,533	41,206
Preferred dividend requirements	(5,952)	(5,952)
Net income available to common shareholders of EPR Properties	$37,581	$35,254
Per share data attributable to EPR Properties common shareholders:
Basic earnings per share data:
Income from continuing operations	$0.65	$0.74
Income from discontinued operations	0.07	0.01
Net income available to common shareholders	$0.72	$0.75
Diluted earnings per share data:
Income from continuing operations	$0.65	$0.74
Income from discontinued operations	0.06	0.01
Net income available to common shareholders	$0.71	$0.75
Shares used for computation (in thousands):
Basic	52,541	46,854
Diluted	52,719	47,047

EPR Properties
Reconciliation of Net Income Available to Common Shareholders
to Funds From Operations (FFO) (A)
(Unaudited, dollars in thousands except per share data)

	Three Months Ended March 31,
	2014	2013
FFO:
Net income available to common shareholders of EPR Properties	$37,581	$35,254
Gain on sale of real estate	—	(565)
Real estate depreciation and amortization	15,049	13,468
Allocated share of joint venture depreciation	54	157
FFO available to common shareholders of EPR Properties	$52,684	$48,314

FFO per common share attributable to EPR Properties:
Basic	$1.00	$1.03
Diluted	1.00	1.03
Shares used for computation (in thousands):
Basic	52,541	46,854
Diluted	52,719	47,047

Other financial information:
Straight-lined rental revenue	$1,111	$1,214
Dividends per common share	$0.86	$0.79

(A)
The National Association of Real Estate Investment Trusts (“NAREIT”) developed FFO as a relative non-GAAP financial measure of performance of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP and management provides FFO herein because it believes this information is useful to investors in this regard. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. Pursuant to the definition of FFO by the Board of Governors of NAREIT, we calculate FFO as net income available to common shareholders, computed in accordance with GAAP, excluding gains and losses from sales or acquisitions of depreciable operating properties and impairment losses of depreciable real estate, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. We have calculated FFO for all periods presented in accordance with this definition. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of our operations or our cash flows or liquidity as defined by GAAP. It should also be noted that not all REITs calculate FFO the same way so comparisons with other REITs may not be meaningful. In addition to FFO, we present FFO as adjusted. Management believes it is useful to provide it here as a supplemental measure to GAAP net income available to common shareholders and earnings per share. FFO as adjusted is FFO plus provision for loan losses, costs (gain) associated with loan refinancing or payoff, net, preferred share redemption costs and transaction costs (benefit), less gain on early extinguishment of debt, gain (loss) on sale of land and deferred tax benefit (expense). FFO as adjusted is a non-GAAP financial measure. FFO as adjusted does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations, cash flows or liquidity as defined by GAAP.

The additional 1.9 million common shares that would result from the conversion of the Company's 5.75% Series C cumulative convertible preferred shares and the additional 1.6 million common shares that would result from the conversion of the Company's 9.00% Series E cumulative convertible preferred shares and the corresponding add-back of the preferred dividends declared on those shares are not included in the calculation of diluted earnings per share and FFO per share for the three months ended March 31, 2014 and 2013 because the effect is not-dilutive.

EPR Properties
Condensed Consolidated Balance Sheets
(Unaudited, dollars in thousands)

	March 31, 2014	December 31, 2013
Assets
Rental properties, net of accumulated depreciation of $422,463 and $409,643 at March 31, 2014 and December 31, 2013, respectively	$2,089,933	$2,104,151
Land held for development	202,552	201,342
Property under development	138,586	89,473
Mortgage notes and related accrued interest receivable	490,840	486,337
Investment in a direct financing lease, net	242,905	242,212
Investment in joint ventures	5,586	5,275
Cash and cash equivalents	20,406	7,958
Restricted cash	19,568	9,714
Deferred financing costs, net	22,778	23,344
Accounts receivable, net	41,616	42,538
Other assets	64,343	59,932
Total assets	$3,339,113	$3,272,276
Liabilities and Equity
Accounts payable and accrued liabilities	$47,526	$72,327
Dividends payable	21,184	19,553
Unearned rents and interest	27,281	17,046
Debt	1,482,608	1,475,336
Total liabilities	1,578,599	1,584,262
EPR Properties shareholders’ equity	1,760,137	1,687,637
Noncontrolling interests	377	377
Total equity	1,760,514	1,688,014
Total liabilities and equity	$3,339,113	$3,272,276

About EPR Properties
EPR Properties is a specialty real estate investment trust (REIT) that invests in properties in select market segments which require unique industry knowledge, while offering the potential for stable and attractive returns. Our total investments exceed $3.6 billion and our primary investment segments are Entertainment, Recreation and Education. We adhere to rigorous underwriting and investing criteria centered on key industry and property level cash flow standards. We believe our focused niche approach provides a competitive advantage, and the potential for higher growth and better yields. Further information is available at www.eprkc.com.

CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

With the exception of historical information, certain statements contained or incorporated by reference herein may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the “Securities Act”), and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), such as those pertaining to our acquisition or disposition of properties, our capital resources, future expenditures for development projects, and our results of operations and financial condition. Forward-looking statements involve numerous risks and uncertainties and you should not rely on them as predictions of actual events. There is no assurance the events or circumstances reflected in the forward-looking statements will occur. You can identify forward-looking statements by use of words such as “will be,” “intend,” “continue,” “believe,” “may,” “expect,” “hope,” “anticipate,” “goal,” “forecast,” “pipeline,” “anticipates,” “estimates,” “offers,” “plans,” “would” or other similar expressions or other comparable terms or discussions of strategy, plans or intentions contained or incorporated by reference herein. While references to commitments for investment spending are based on present commitments and agreements of the Company, we cannot provide assurance that these transactions will be completed on satisfactory terms. In addition, references to our budgeted amounts and guidance are forward-looking statements.  Forward-looking statements necessarily are dependent on assumptions, data or methods that may be incorrect or imprecise. These forward-looking statements represent our intentions, plans, expectations and beliefs and are subject to numerous assumptions, risks and uncertainties. Many of the factors that will determine these items are beyond our ability to control or predict. For further discussion of these factors see “Item 1A. Risk Factors” in our most recent Annual Report on Form 10-K and, to the extent applicable, our Quarterly Reports on Form 10-Q.

For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. You are cautioned not to place undue reliance on our forward-looking statements, which speak only as of the date hereof or the date of any document incorporated by reference herein. All subsequent written and oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to our forward-looking statements to reflect events or circumstances after the date hereof.

EPR Properties
Brian Moriarty, 888-EPR-REIT
www.eprkc.com